Citigroup Global Markets Holdings Inc.	April 18, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022—USNCH11650 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Variable Coupon Market-Linked Notes Linked to Ten Stocks Due April 21, 2028

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike ordinary debt securities, the notes do not pay a fixed rate of interest. Instead, the notes will pay a coupon payment on each coupon payment date at a variable rate that may be as low as the minimum variable rate or as high as the maximum variable rate specified below, depending on the percentage change in the closing value of each underlying specified below from the pricing date to the valuation date immediately preceding that coupon payment date (its “underlying return”).

▪	The actual variable rate payable on each coupon payment date will be equal to the weighted average of the modified underlying returns of the underlyings on the immediately preceding valuation date. The modified underlying return of an underlying on any valuation date will be equal to the maximum underlying return specified below if its underlying return on that valuation date is zero or positive, and will be equal to the actual negative underlying return if the underlying return is negative on that valuation date, subject to the minimum underlying return specified below.

▪	The notes are designed for investors who are willing to accept the risk that coupon payments may be paid at a rate as low as the minimum variable rate in exchange for the potential for a variable rate that may be as high as (but will never exceed) the maximum variable rate. Investors should understand that there is no guarantee that they will receive any coupon payment at a rate in excess of the minimum variable rate over the term of the notes.

▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing date:	April 18, 2022
Issue date:	April 21, 2022
Coupon payment dates:	The 21st day of each April, beginning in April 2023, each subject to postponement to the next succeeding business day if such day is not a business day. In addition, if the valuation date immediately preceding any coupon payment date is postponed for any underlying, that coupon payment date will be postponed to the third business day following that valuation date as postponed. No interest will accrue as a result of any delayed payment.
Valuation dates:	With respect to each coupon payment date, the third business day preceding such coupon payment date, which are expected to be April 18, 2023, April 17, 2024, April 15, 2025, April 16, 2026, April 16, 2027 and April 18, 2028, each subject to postponement if such date is not a scheduled trading day or if a market disruption event occurs
Maturity date:	April 21, 2028
Payment at maturity:	For each note you hold at maturity, you will receive the stated principal amount plus the applicable final coupon payment
Coupon:	On each coupon payment date, the notes will pay a coupon per note equal to the stated principal amount multiplied by the applicable variable rate
Variable rate:	For each coupon payment date, the sum of the weighted modified underlying returns of each underlying on the immediately preceding valuation date, subject to the minimum variable rate
Minimum variable rate:	1.00% per annum
Maximum variable rate:	9.00% per annum
Weighted modified underlying return:	For each underlying on any valuation date, the weighting for such underlying multiplied by the modified underlying return of such underlying on such valuation date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17330FDL2 / US17330FDL22
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per note:	$1,000.00	$10.00	$990.00
Total:	$6,655,000.00	$66,550.00	$6,588,450.00

(Key Terms continued on next page)

(1) On the date of this Disclosure Supplement, the estimated value of the notes is $968.50 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $990.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $995.00 per note, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-08 dated May 11, 2021           Prospectus Supplement and Prospectus each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Underlyings:	Underlying	Weighting	Initial underlying value *
	Abbott Laboratories (ticker symbol: “ABT”)	10%	$116.29
	Adobe Inc. (ticker symbol: “ADBE”)	10%	$425.47
	Alphabet Inc. (ticker symbol: “GOOG”)	10%	$2,559.22
	Amazon.com, Inc. (ticker symbol: “AMZN”)	10%	$3,055.70
	Caterpillar Inc. (ticker symbol: “CAT”)	10%	$229.92
	General Motors Company (ticker symbol: “GM”)	10%	$40.63
	Medtronic plc (ticker symbol: “MDT”)	10%	$108.08
	Rockwell Automation, Inc. (ticker symbol: “ROK”)	10%	$261.47
	salesforce.com, inc. (ticker symbol: “CRM”)	10%	$187.01
	The Walt Disney Company (ticker symbol: “DIS”)	10%	$127.77
	* For each underlying, its closing value on the pricing date
Modified underlying return:

For each underlying on any valuation date, the modified underlying return will be calculated as follows:

•    if the underlying return for such underlying is zero or positive: maximum underlying return

•    if the underlying return for such underlying is negative: the actual underlying return, subject to the minimum underlying return

Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Maximum underlying return:	9.00%
Minimum underlying return:	-10.00%

PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to each underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of (i) Abbott Laboratories are its common shares, (ii) Adobe Inc., Amazon.com, Inc., Caterpillar Inc., General Motors Company, Rockwell Automation, Inc., salesforce.com, inc. and The Walt Disney Company are their respective shares of common stock, (iii) Alphabet Inc. are its shares of Class C capital stock and (iv) Medtronic plc are its ordinary shares. Please see the accompanying product supplement for more information.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate various hypothetical calculations of the variable rate at which interest would be payable on a coupon payment date, assuming various hypothetical underlying returns of the underlyings on the immediately preceding valuation date. The examples assume that the maximum underlying return is 9% indicated in the “Key Terms” table above. The actual maximum underlying return is set forth on the cover page. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual variable rate payable on any coupon payment date will be. The actual coupon payment on each coupon payment date will depend on the actual closing value of each underlying on the immediately preceding valuation date and the actual maximum underlying return.

The examples below are based on the hypothetical initial underlying values indicated below and do not reflect the actual Initial underlying values of the underlyings. For the actual initial underlying value of each underlying, see the “Key Terms” table above. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual coupon payments on the notes will be calculated based on the actual initial underlying value of each underlying, and not the hypothetical values indicated below.

On each coupon payment date, holders of the notes will receive a coupon payment equal to the stated principal amount of their notes multiplied by the variable rate determined on the immediately preceding valuation date. The variable rate on any valuation date will be determined by the following steps:

Step 1: Determine the Underlying Return of each Underlying on the Valuation Date. The underlying return of each underlying on any valuation date is equal to the percentage change in the closing value of that underlying from its initial underlying value to its closing value on that valuation date.

Step 2: Determine the Modified Underlying Return of each Underlying on the Valuation Date. The modified underlying return of each underlying on any valuation date is determined based on its underlying return, as follows:

•	If the underlying return of an underlying on the valuation date is zero or positive, then the modified underlying return of that underlying on that valuation date will be equal to the maximum underlying return, regardless of how positive the actual underlying return may be.

•	If the underlying return of an underlying on the valuation date is negative, then the modified underlying return of that underlying on that valuation date will be equal to the actual underlying return, but in no event less than the minimum underlying return.

Step 3: Determine the Weighted Modified Underlying Return of each Underlying on the Valuation Date. The weighted modified underlying return of each underlying on any valuation date is equal to its weighting multiplied by its modified underlying return on that valuation date.

Step 4: Determine the Variable Rate on the Valuation Date. The variable rate on any valuation date is equal to the sum of the weighted modified underlying returns of the underlyings on that valuation date, subject to the minimum variable rate.

Example 1

Underlying	Hypothetical initial underlying value	Hypothetical closing value on valuation date	Hypothetical underlying return	Hypothetical modified underlying return	Hypothetical weighted modified underlying return
Abbott Laboratories	$100	$111	11%	9.00%	0.90%
Adobe Inc.	$100	$109	9%	9.00%	0.90%
Alphabet Inc.	$100	$107	7%	9.00%	0.90%
Amazon.com, Inc.	$100	$106	6%	9.00%	0.90%
Caterpillar Inc.	$100	$105	5%	9.00%	0.90%
General Motors Company	$100	$103	3%	9.00%	0.90%
Medtronic plc	$100	$100	0%	9.00%	0.90%
Rockwell Automation, Inc.	$100	$98	-2%	-2.00%	-0.20%
PS-4

Citigroup Global Markets Holdings Inc.

salesforce.com, inc.	$100	$97	-3%	-3.00%	-0.30%
The Walt Disney Company	$100	$95	-5%	-5.00%	-0.50%
Sum of Hypothetical Weighted Modified Underlying Returns					5.30%
Hypothetical Variable Rate					5.30% per annum

In this example, seven underlyings have a zero or positive underlying return, only three have negative underlying returns and the negative underlying returns of those three are relatively small (in absolute value terms). As a result, in this example the notes would pay a coupon payment on the applicable coupon payment date at a variable rate of 5.30% per annum.

Example 2

Underlying	Hypothetical initial underlying value	Hypothetical closing value on valuation date	Hypothetical underlying return	Hypothetical modified underlying return	Hypothetical weighted modified underlying return
Abbott Laboratories	$100	$150	50%	9.00%	0.90%
Adobe Inc.	$100	$145	45%	9.00%	0.90%
Alphabet Inc.	$100	$140	40%	9.00%	0.90%
Amazon.com, Inc.	$100	$135	35%	9.00%	0.90%
Caterpillar Inc.	$100	$120	20%	9.00%	0.90%
General Motors Company	$100	$90	-10%	-10.00%	-1.00%
Medtronic plc	$100	$88	-12%	-10.00%	-1.00%
Rockwell Automation, Inc.	$100	$85	-15%	-10.00%	-1.00%
salesforce.com, inc.	$100	$85	-15%	-10.00%	-1.00%
The Walt Disney Company	$100	$80	-20%	-10.00%	-1.00%
Sum of Hypothetical Weighted Modified Underlying Returns					-0.50%
		Hypothetical Variable Rate			1.00% per annum

In this example, five of the underlyings have a positive underlying return, and five have a negative underlying return. Even though the average underlying return of the appreciating underlyings is significantly greater (in absolute value terms) than the average underlying return of the depreciating underlyings, the variable rate in this example is limited to the minimum variable rate. As this example illustrates, if any five underlyings have a negative underlying return that is equal to or below the minimum underlying return, the variable rate will be limited to the minimum variable rate, even if the other underlyings have appreciated significantly.

Example 3

Underlying	Hypothetical initial underlying value	Hypothetical closing value on valuation date	Hypothetical underlying return	Hypothetical modified underlying return	Hypothetical weighted modified underlying return
Abbott Laboratories	$100	$150	50%	9.00%	0.90%
Adobe Inc.	$100	$145	45%	9.00%	0.90%
Alphabet Inc.	$100	$140	40%	9.00%	0.90%
Amazon.com, Inc.	$100	$135	35%	9.00%	0.90%
Caterpillar Inc.	$100	$130	30%	9.00%	0.90%
General Motors Company	$100	$125	25%	9.00%	0.90%
PS-5

Citigroup Global Markets Holdings Inc.

Medtronic plc	$100	$120	20%	9.00%	0.90%
Rockwell Automation, Inc.	$100	$115	15%	9.00%	0.90%
salesforce.com, inc.	$100	$110	10%	9.00%	0.90%
The Walt Disney Company	$100	$107	7%	9.00%	0.90%
Sum of Hypothetical Weighted Modified Underlying Returns					9.00%
		Hypothetical Variable Rate			9.00% per annum

In this example, each of the underlyings has a significantly positive underlying return, and the modified underlying return of each underlying is equal to the maximum underlying return, resulting in a variable rate equal to the maximum variable rate. In this example, the coupon payment on the notes is significantly less than the return that could have been achieved on a direct investment in the underlyings.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlyings. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The variable rate may be as low as the minimum variable rate on one or more, or all, coupon payment dates. There is no guarantee that you will receive a coupon payment at a variable rate that exceeds the minimum variable rate on any coupon payment date. Therefore, the coupon payments on the notes may be paid at a rate that is less than the rate you would receive on conventional debt securities with a similar maturity. The coupon payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you receive coupon payments made at a lower variable rate. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

▪	Your return on the notes will in no event exceed the maximum variable rate per annum. As a result, your return on the notes may be significantly less than the return you could have achieved on a direct investment in the underlyings.

▪	The notes do not offer any upside exposure to the underlyings. You will not participate in any appreciation in the values of the underlyings over the term of the notes and will not receive any dividends paid on the stocks. Consequently, your return on the notes will be limited to the coupon payments you receive, and may be significantly less than the underlying return for each underlying over the term of the notes.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one or a small number of the underlyings will perform poorly over the term of the notes. The notes may perform poorly if a number of the underlyings perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the notes.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, the dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	You will have no rights against the underlyings and you will not receive any dividends paid with respect to the underlyings. As an investor in the notes, you will not receive any dividends paid by any of the underlyings. Further, as the coupon payments on the notes will be based on the closing values of the underlyings on a particular date, coupon payments on the notes will not reflect the value of any dividends paid over the term of the notes except to the extent dividends reduce the closing value of the related underlying. You should not invest in the notes unless you are willing to forgo dividends in respect of each of the

PS-8

Citigroup Global Markets Holdings Inc.

underlyings. In addition to forgoing dividends, if any change to any of the underlyings is proposed, such as an amendment to an underlying’s organizational documents, you will not have the right to vote on such change, but any such change may adversely affect the closing value of the relevant underlying.

▪	If the underlying shares of an underlying are delisted, we may call the notes prior to maturity. If we exercise this call right, you will receive the amount described under “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less than the total amount you would have received under the notes had you continued to hold the notes to maturity.

▪	The historical performance of the underlyings is not an indication of future performance. The historical performance of any underlying should not be taken as an indication of the future performance of that underlying during the term of the notes. Changes in the closing values of the underlyings will affect the value of the notes, but it is impossible to predict whether the closing values of the underlyings will rise or fall.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The notes may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement.

▪	Our offering of the notes is not a recommendation of any underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlyings, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

PS-9

Citigroup Global Markets Holdings Inc.

Information About Abbott Laboratories

Abbott Laboratories discovers, develops, manufactures and sells health care products. The underlying shares of Abbott Laboratories are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Abbott Laboratories pursuant to the Exchange Act can be located by reference to the SEC file number 001-02189 through the SEC’s website at http://www.sec.gov. In addition, information regarding Abbott Laboratories may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Abbott Laboratories trade on the New York Stock Exchange under the ticker symbol “ABT.”

We have derived all information regarding Abbott Laboratories from publicly available information and have not independently verified any information regarding Abbott Laboratories. This pricing supplement relates only to the notes and not to Abbott Laboratories. We make no representation as to the performance of Abbott Laboratories over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Abbott Laboratories is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Abbott Laboratories on April 18, 2022 was $116.29.

The graph below shows the closing value of Abbott Laboratories for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Abbott Laboratories – Historical Closing Values January 3, 2012 to April 18, 2022

PS-10

Citigroup Global Markets Holdings Inc.

Information About Adobe Inc.

Adobe Inc. develops, markets, and supports computer software products and technologies. The company's products allow users to express and use information across all print and electronic media. Adobe Inc. offers a line of application software products, type products, and content for creating, distributing, and managing information. The underlying shares of Adobe Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Adobe Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-15175 through the SEC’s website at http://www.sec.gov. In addition, information regarding Adobe Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Adobe Inc. trade on the NASDAQ Global Select Market under the ticker symbol “ADBE.”

We have derived all information regarding Adobe Inc. from publicly available information and have not independently verified any information regarding Adobe Inc. This pricing supplement relates only to the notes and not to Adobe Inc. We make no representation as to the performance of Adobe Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Adobe Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Adobe Inc. on April 18, 2022 was $425.47.

The graph below shows the closing value of Adobe Inc. for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Adobe Inc. – Historical Closing Values January 3, 2012 to April 18, 2022

PS-11

Citigroup Global Markets Holdings Inc.

Information About Alphabet Inc.

Alphabet Inc. provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The underlying shares of Alphabet Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37580 through the SEC’s website at http://www.sec.gov. In addition, information regarding Alphabet Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Alphabet Inc. trade on the Nasdaq Global Select Market under the ticker symbol “GOOG.”

We have derived all information regarding Alphabet Inc. from publicly available information and have not independently verified any information regarding Alphabet Inc. This pricing supplement relates only to the notes and not to Alphabet Inc. We make no representation as to the performance of Alphabet Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Alphabet Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Alphabet Inc. on April 18, 2022 was $2,559.22.

The graph below shows the closing value of Alphabet Inc. for each day such value was available from March 27, 2014 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Alphabet Inc. – Historical Closing Values March 27, 2014 to April 18, 2022

PS-12

Citigroup Global Markets Holdings Inc.

Information About Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. The company’s products include books, music, computers, electronics and numerous other products. Amazon.com, Inc. offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. The underlying shares of Amazon.com, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513 through the SEC’s website at http://www.sec.gov. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Amazon.com, Inc. trade on the Nasdaq Glosbal Select Market under the ticker symbol “AMZN.”

We have derived all information regarding Amazon.com, Inc. from publicly available information and have not independently verified any information regarding Amazon.com, Inc. This pricing supplement relates only to the notes and not to Amazon.com, Inc. We make no representation as to the performance of Amazon.com, Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Amazon.com, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Amazon.com, Inc. on April 18, 2022 was $3,055.70.

The graph below shows the closing value of Amazon.com, Inc. for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Amazon.com, Inc. – Historical Closing Values January 3, 2012 to April 18, 2022

PS-13

Citigroup Global Markets Holdings Inc.

Information About Caterpillar Inc.

Caterpillar Inc. designs, manufactures, and markets construction, mining, and forestry machinery. The company also manufactures engines and other related parts for its equipment, and offers financing and insurance. Caterpillar Inc. distributes its products through a worldwide organization of dealers. The underlying shares of Caterpillar Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Caterpillar Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-00768 through the SEC’s website at http://www.sec.gov. In addition, information regarding Caterpillar Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Caterpillar Inc. trade on the New York Stock Exchange under the ticker symbol “CAT.”

We have derived all information regarding Caterpillar Inc. from publicly available information and have not independently verified any information regarding Caterpillar Inc. This pricing supplement relates only to the notes and not to Caterpillar Inc. We make no representation as to the performance of Caterpillar Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Caterpillar Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Caterpillar Inc. on April 18, 2022 was $229.92.

The graph below shows the closing value of Caterpillar Inc. for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Caterpillar Inc. – Historical Closing Values January 3, 2012 to April 18, 2022

PS-14

Citigroup Global Markets Holdings Inc.

Information About General Motors Company

General Motors Company designs, builds, and sells cars, trucks, crossovers, and automobile parts. The company offers vehicle protection, parts, accessories, maintenance, satellite radio, and automotive financing services. General Motors Company provides its vehicles and services worldwide. The underlying shares of General Motors Company are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by General Motors Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-34960 through the SEC’s website at http://www.sec.gov. In addition, information regarding General Motors Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of General Motors Company trade on the New York Stock Exchange under the ticker symbol “GM.”

We have derived all information regarding General Motors Company from publicly available information and have not independently verified any information regarding General Motors Company. This pricing supplement relates only to the notes and not to General Motors Company. We make no representation as to the performance of General Motors Company over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. General Motors Company is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of General Motors Company on April 18, 2022 was $40.63.

The graph below shows the closing value of General Motors Company for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

General Motors Company – Historical Closing Values January 3, 2012 to April 18, 2022

PS-15

Citigroup Global Markets Holdings Inc.

Information About Medtronic plc

Medtronic plc develops therapeutic and diagnostic medical products. The company's principal products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, heart valve replacement, malignant and non-malignant pain, and movement disorders. Medtronic plc 's products are sold worldwide. The underlying shares of Medtronic plc are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Medtronic plc pursuant to the Exchange Act can be located by reference to the SEC file number 001-36820 through the SEC’s website at http://www.sec.gov. In addition, information regarding Medtronic plc may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Medtronic plc trade on the New York Stock Exchange under the ticker symbol “MDT.”

We have derived all information regarding Medtronic plc from publicly available information and have not independently verified any information regarding Medtronic plc. This pricing supplement relates only to the notes and not to Medtronic plc. We make no representation as to the performance of Medtronic plc over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Medtronic plc is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Medtronic plc on April 18, 2022 was $108.08.

The graph below shows the closing value of Medtronic plc for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Medtronic plc – Historical Closing Values January 3, 2012 to April 18, 2022

PS-16

Citigroup Global Markets Holdings Inc.

Information About Rockwell Automation, Inc.

Rockwell Automation, Inc. develops hardware and software products, solutions and services in the domain of industrial automation and digital transformation. The underlying shares of Rockwell Automation, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Rockwell Automation, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-12383 through the SEC’s website at http://www.sec.gov. In addition, information regarding Rockwell Automation, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Rockwell Automation, Inc. trade on the New York Stock Exchange under the ticker symbol “ROK.”

We have derived all information regarding Rockwell Automation, Inc. from publicly available information and have not independently verified any information regarding Rockwell Automation, Inc. This pricing supplement relates only to the notes and not to Rockwell Automation, Inc. We make no representation as to the performance of Rockwell Automation, Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Rockwell Automation, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Rockwell Automation, Inc. on April 18, 2022 was $261.47.

The graph below shows the closing value of Rockwell Automation, Inc. for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Rockwell Automation, Inc. – Historical Closing Values January 3, 2012 to April 18, 2022

PS-17

Citigroup Global Markets Holdings Inc.

Information About salesforce.com, inc.

salesforce.com, inc. designs and develops enterprise software. The company supplies a customer relationship management service to businesses worldwide, providing a technology platform for customers and developers to build and run business applications. Clients use salesforce.com to manage their customer, sales, and operational data. The underlying shares of salesforce.com, inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by salesforce.com, inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-32224 through the SEC’s website at http://www.sec.gov. In addition, information regarding salesforce.com, inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of salesforce.com, inc. trade on the New York Stock Exchange under the ticker symbol “CRM.”

We have derived all information regarding salesforce.com, inc. from publicly available information and have not independently verified any information regarding salesforce.com, inc. This pricing supplement relates only to the notes and not to salesforce.com, inc. We make no representation as to the performance of salesforce.com, inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. salesforce.com, inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of salesforce.com, inc. on April 18, 2022 was $187.01.

The graph below shows the closing value of salesforce.com, inc. for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

salesforce.com, inc. – Historical Closing Values January 3, 2012 to April 18, 2022

PS-18

Citigroup Global Markets Holdings Inc.

Information About The Walt Disney Company

The Walt Disney Company is an entertainment company with operations in media networks, park experiences & consumer products, studio entertainment and Direct-to-Consumer networks and channels. The company serves customers worldwide. The underlying shares of The Walt Disney Company are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by The Walt Disney Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-38842 through the SEC’s website at http://www.sec.gov. In addition, information regarding The Walt Disney Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of The Walt Disney Company trade on the New York Stock Exchange under the ticker symbol “DIS.”

We have derived all information regarding The Walt Disney Company from publicly available information and have not independently verified any information regarding The Walt Disney Company. This pricing supplement relates only to the notes and not to The Walt Disney Company. We make no representation as to the performance of The Walt Disney Company over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The Walt Disney Company is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of The Walt Disney Company on April 18, 2022 was $127.77.

The graph below shows the closing value of The Walt Disney Company for each day such value was available from January 3, 2012 to April 18, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

The Walt Disney Company – Historical Closing Values January 3, 2012 to April 18, 2022

PS-19

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes. Based on current market conditions, it is more likely than not that the notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Variable Rate Debt Instruments,” and the remaining discussion is based on this treatment.

Stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying product supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of disposition.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our tax counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-20

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10.00 for each note sold in this offering (or up to $5.00 for each note in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $10.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each note they sell to fee-based advisory accounts.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such

PS-21

Citigroup Global Markets Holdings Inc.

authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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